UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2013 (July 30, 2013)

Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 281-228-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

As previously reported, Cyberonics, Inc. (the “Company”) filed a complaint in the United States District Court for the Southern District of Texas (12-cv-1118) in April 2012 against Dr. Jacob Zabara after receiving a letter from Dr. Zabara alleging that he is entitled to royalties on products that incorporate his patents licensed to the Company under a 1988 license agreement, even if the patents have expired.  Dr. Zabara answered the complaint and filed counterclaims alleging, among other claims, that the Company breached the license agreement by failing to use its “best efforts to develop and market a Product or Products” as required by the license agreement.

Also as previously reported, the district court ruled in May 2013 that the 1988 license agreement requires the Company to use its “best efforts to develop and market a Product or Products” regarding each of the patents licensed during the term of the agreement, and Dr. Zabara thereafter claimed to be entitled to damages in excess of $200 million.

On July 30, 2013, Dr. Zabara and the Company executed a letter agreement by which the parties agreed to settle all claims in the pending lawsuit.  The principal terms of settlement include (i) a payment by the Company of $6.25 million to Dr. Zabara; (ii) the provision of 200 VNS Therapy Systems to Dr. Zabara for research purposes; (iii) termination of the 1988 license agreement and all prior consulting agreements, subject to continuation of an existing sublicense and a non-exclusive, royalty-bearing license to the Company for future-developed products, if any, covered by Dr. Zabara’s patents; and (iv) mutual releases.  Pursuant to the letter agreement, the parties will execute final settlement papers.  On July 31, 2013, the district court dismissed the case without prejudice, subject to its reinstatement within 30 days if the settlement is not completely documented, and ordered that the case will be dismissed with prejudice in 30 days, unless a party sooner moves for reinstatement or extension of the conditional dismissal period.  The Company will record a charge of approximately $7.4 million in its fiscal 2014 first quarter to account for the settlement above, including $0.65 million in associated legal fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cyberonics, Inc.

By: /s/ David S. Wise
Name: David S. Wise
Title: Secretary
August 1, 2013